MDU Resources Reports Record Earnings

BISMARCK, ND - January 24, 2002 - MDU Resources Group, Inc. (NYSE:MDU) announced record earnings of $155.1 million, or $2.29 per common share, diluted, for the year ended December 31, 2001, compared to $110.3 million, or $1.80 per common share, diluted, for 2000.

 "I am especially pleased with the earnings performance of our company this year. Despite a slowed economy and weather that was warmer than normal, we were able to continue growing our earnings," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Despite the economic downturn, we remain optimistic about our growth strategies," said White. "Our geographic diversity as well as the diversity of our business lines is proving to be an advantage as we continue to build on our expertise. As a result, over the past five years, the company has experienced a compound annual earnings per share growth rate of approximately 17 percent. The energy and infrastructure products and services that we provide are essential to a strong America and are in demand even when the economy slows, making our company a solid, long-term investment."

The company expects 2002 earnings per share to be in the approximate range of $2.05 to $2.30, including the benefit of a nonrecurring gain from a compromise agreement discussed later in this release. Earnings for 2002 reflect expectations of a return to more normal natural gas prices at levels significantly below the average NYMEX natural gas price of $4.38 that was experienced during 2001. This change in natural gas prices from 2001 to 2002, combined with the current weakening in the economy, has put downward pressure on 2002 earnings.

                    ANNUAL PERFORMANCE SUMMARY

Electric
Electric earnings increased to $18.7 million, an increase of $1 million over those of a year ago. Higher average realized wholesale electric prices and decreased interest rates were largely responsible for the earnings gains. However, these gains were somewhat offset by higher operation and maintenance expenses and expenses associated with an extended maintenance outage at an electric power supplier's generation facility.

Natural Gas Distribution
The natural gas distribution segment earnings decreased $4.1 million to $.7 million, largely the result of weather in the fourth quarter which was 22 percent warmer than a year ago.

Utility Services
The utility services segment earnings were $12.9 million, an increase of $4.3 million over those of 2000. Acquisitions made since the comparable period last year and slightly higher operating margins from existing operations were largely responsible for the improved earnings.

Pipeline and Energy Services
Earnings totaled $16.4 million compared to $10.5 million in 2000 at the company's pipeline and energy services segment, a $5.9 million improvement. A significant contribution to these results stemmed from record throughput on the pipeline and gathering systems, both at higher average rates. Also adding to the earnings improvement was the absence in 2001 of an asset impairment recognized in 2000 in the amount of $3.9 million after-tax, and the net effect of the sale in 2001 of certain smaller non-strategic properties. Partially offsetting these gains were the absence in 2001 of a $6.7 million increase to net income in 2000 relating to certain regulatory proceedings and higher operation and maintenance expenses incurred in 2001 in connection with the expansion of the gathering systems. The write-off of an investment in the second quarter of 2001 and expenses incurred for corporate development costs in connection with the pursuit of electric generation opportunities in Brazil also somewhat offset the earnings increase.

Natural Gas and Oil Production
Earnings of $63.2 million were up 64 percent over those of 2000 largely due to higher natural gas and oil production as well as higher average prices than those of a year ago. For 2001, realized natural gas prices averaged 30 percent higher than in 2000, while realized oil prices averaged 7 percent more. These increases were somewhat offset by higher operating costs, in large part due to the continued development of the company's coalbed natural gas reserves and costs associated with production from other new locations.

Combined natural gas and oil production in 2001 increased by 30 percent from the prior year, primarily due to an aggressive drilling program in coalbeds in the Powder River Basin and other operated properties in the Rocky Mountain Region. During 2001, the company drilled over 600 new wells in its coalbed fields and in other operated fields in Montana and Colorado.

Construction Materials and Mining
Total earnings reached $43.2 million in 2001, compared to $30.1 million for the same period last year in the construction materials and mining segment. The increase resulted from acquisitions made since the comparable period last year and improved margins at existing operations. Included in 2001 earnings is the effect of a one-time gain of $6.2 million from the sale of coal properties, including final settlement cost adjustments. Partially offsetting the earnings improvement was the loss of earnings from the coal operations as a result of the sale of these properties in early 2001 and higher acquisition related interest costs.

Corporate News
For the second consecutive year, MDU Resources was named to the Forbes magazine "Platinum List of America's 400 Best Big Companies." According to Forbes, the search for the Platinum 400 starts with a universe of over 1,000 publicly traded corporations, with at least $1 billion in annual revenues, a level which MDU Resources first reached in 1999. To make the Platinum 400, "companies were selected based on their composite scores for long- and short-term growth and return on capital, plus other performance and valuation measures," Forbes said.

In January of 2002, Fidelity Oil Co. (FOC), one of our natural gas and oil production subsidiaries, entered into a compromise agreement with the former operator of certain of FOC's oil production properties in southeastern Montana. The compromise agreement resolved litigation involving the interpretation and application of contractual provisions regarding net proceeds interests paid by the former operator to FOC for a number of years prior to 1998. The terms of the compromise agreement are confidential. As a result of the compromise agreement, our natural gas and oil production segment will reflect a non-recurring gain in its financial results for the first quarter 2002 of approximately $16.6 million after-tax. As part of the settlement, FOC gave the former operator a full and complete release, and FOC is not asserting any such claim against the former operator for periods after 1997.

The company will host a webcast on January 24, 2002, beginning at 12 noon CST to discuss year-end results and earnings guidance for the coming year. The event can be accessed at www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software.

                              OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for MDU Resources Group, Inc. over the next few years and other matters for each of its six major business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources
* Earnings per share, diluted, for 2002 are projected in the $2.05 to $2.30 range. Excluding the benefit of the compromise agreement previously mentioned, earnings per share from operations are projected to be in the approximate range of $1.85 to $2.10.
* The company expects the percentage of 2002 earnings per share from operations, excluding the benefit of the compromise agreement, by quarter to be in the following approximate ranges:
       -    First Quarter - 10 to 15 percent
       -    Second Quarter - 20 to 25 percent
       -    Third Quarter - 35 to 40 percent
       -    Fourth Quarter - 25 to 30 percent
* The company's long-term growth goals on compound annual earnings per share from operations are in the range of 10 percent to 12 percent. However, the general weakening of the economy has added uncertainty in the ability of the company to achieve this goal particularly in the early years of the planning cycle.
* The company expects to issue and sell equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
* The company anticipates investing approximately $540 million in capital expenditures during 2002, including potential future acquisitions.
* The company estimates that the benefit resulting solely from the discontinuance of goodwill amortization would be 5 to 6 cents per common share in 2002.

Electric
* Due to growing electric demand, a 40-megawatt gas turbine power plant may be added in the three to five year planning horizon.
* Currently, the company is working with the state of North Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North Dakota.
  The first preliminary decision is expected in December 2002.

Natural Gas Distribution
* Annual natural gas throughput for 2002 is expected to be approximately 58 million decatherms, with about 40 million decatherms from sales and 18 million decatherms from transportation.

Utility Services
* Revenues for this segment are expected to exceed $500 million in 2002.
* This segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 20 percent to 25 percent over the next five years. However, the general weakening of the economy has added uncertainty in the ability of the company to achieve this goal particularly in the early years of the planning cycle.

Pipeline and Energy Services
* In 2002, natural gas throughput from this segment, including both transportation and gathering, is expected to increase by approximately 10 percent.
* A 247-mile pipeline to transport additional gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of the receipt of the necessary regulatory approval, construction completion could occur as early as late 2002 to mid-2003.
* The company continues to pursue electric generation opportunities in Brazil. These projects are targeted toward a niche market where we expect to provide energy on a contract basis in order to reduce risk. Our first project, a 200-megawatt gas fired generating facility is on schedule to begin production during the second quarter of 2002.

Natural Gas and Oil Production
* Combined natural gas and oil production at this segment is expected to be approximately 30 percent higher in 2002 than in 2001.
* Natural gas prices in the Rocky Mountain Region for February through December 2002 reflected in the company's 2002 earnings estimates are in the range of $2.25 to $2.75 per Mcf. The company's estimates for natural gas prices on the NYMEX for February through December 2002 reflected in the company's 2002 earnings estimates are in the range of $2.75 to $3.25 per Mcf. During 2001, more than half of this segment's natural gas production was priced using Rocky Mountain prices.
* NYMEX crude oil prices reflected in the company's 2002 earnings estimates are in the range of $20 to $24 per barrel for 2002.
* This segment has hedged a portion of its 2002 production. The company has entered into a swap agreement and fixed price forward sales representing approximately 10 percent to 15 percent of 2002 estimated annual natural gas production.
  The natural gas swap is at an average NYMEX price of $4.34 per Mcf. The company has also entered into oil swap agreements at average NYMEX prices in the range of $24.80 to $25.25 per barrel, representing approximately 20 percent to 25 percent of the company's 2002 estimated annual oil production.

Construction Materials and Mining
* Excluding the effects of potential future acquisitions, aggregate volumes are expected to increase by approximately 5 percent to 10 percent in 2002 and asphalt and ready-mixed concrete volumes are expected to remain high at levels comparable to 2001.
* This segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 10 percent to 20 percent over the next five years. However, the general weakening of the economy has added uncertainty in the ability of the company to achieve this goal particularly in the early years of the planning cycle.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance, growth strategies, business opportunities, sales volume increases and natural gas and oil commodity price estimates and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas and oil commodity prices, prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political and economic risks, economic disruptions caused by terrorist activities, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's most recent Form 10-Q at
Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                          * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991 or
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                             MDU RESOURCES GROUP, INC.
                              COMPARATIVE HIGHLIGHTS



                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                        DECEMBER 31,          DECEMBER 31,
                                      2001      2000        2001       2000
                                    -------- --------   ---------- -----------
Revenues (in millions):
  Electric                          $   39.7 $   42.8   $    168.8 $     161.6
  Natural gas distribution              54.6    116.7        255.4       233.1
  Utility services                     128.0     62.1        364.8       169.4
  Pipeline and energy services          42.1    217.2        531.1       636.8
  Natural gas and oil production        40.3     46.5        209.8       138.3
  Construction materials and mining    210.4    159.9        806.9       631.4
  Intersegment eliminations            (30.8)   (37.3)      (113.2)      (96.9)
                                    -------- --------   ---------- -----------
    Total                           $  484.3 $  607.9   $  2,223.6 $   1,873.7
                                    ======== ========   ========== ===========

Operating Income (in millions):
  Electric                          $    6.5 $   11.4   $     38.7 $      38.8
  Natural gas distribution               4.0      8.5          3.6         9.5
  Utility services                       6.9      6.1         25.2        16.6
  Pipeline and energy services           6.9     11.0         30.4        28.8
  Natural gas and oil production        10.6     24.8        103.9        66.5
  Construction materials and mining     11.3      8.7         71.5        56.8
                                    -------- --------   ---------- -----------
    Total                           $   46.2 $   70.5   $    273.3 $     217.0
                                    ======== ========   ========== ===========

Net Income (in millions)            $   29.0 $   36.6   $    155.9 $     111.0
                                    ======== ========   ========== ===========

Earnings on Common Stock
(in millions):
  Electric                          $    3.5 $    5.6   $     18.7 $      17.7
  Natural gas distribution               2.3      5.0           .7         4.8
  Utility services                       3.6      3.2         12.9         8.6
  Pipeline and energy services           6.8      3.9         16.4        10.5
  Natural gas and oil production         6.7     15.1         63.2        38.6
  Construction materials and mining      5.9      3.6         43.2        30.1
                                    -------- --------   ---------- -----------
    Total                           $   28.8 $   36.4   $    155.1 $     110.3
                                    ======== ========   ========== ===========

Earnings Per Common Share:
  Basic                             $    .42 $    .57   $     2.31 $      1.80
  Diluted                           $    .42 $    .56   $     2.29 $      1.80

Weighted Average Common Shares
  Outstanding (in millions):
    Basic                               68.7     64.3         67.3        61.1
    Diluted                             69.1     64.8         67.9        61.4


Electric (thousand kWh):
  Retail sales                       537,447  569,192    2,177,886   2,161,280
  Sales for resale                   249,181  249,732      898,178     930,318

Natural Gas Distribution (Mdk):
  Sales                               11,862   15,379       36,479      36,595
  Transportation                       4,543    5,314       14,338      14,314

Pipeline and Energy Services (Mdk):
  Transportation                      23,977   22,126       97,199      86,787
  Gathering                           17,186   13,693       61,136      41,717

Natural Gas and Oil Production:
  Natural gas (MMcf)                  10,950    9,024       40,591      29,222
  Oil (000's of barrels)                 550      454        2,042       1,882

Construction Materials and Mining
(000's):
  Aggregates (tons)                    7,614    4,805       27,565      18,315
  Asphalt (tons)                       1,496      727        6,228       3,310
  Ready-mixed concrete (cubic yards)     626      473        2,542       1,696
  Coal (tons)                            ---      921        1,171       3,111